Exhibit 99.1

Wednesday, July 26, 2023

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR SECOND QUARTER 2023

•	Strategic Merger with NBT Bancorp Approved by Regulators; Merger Expected to Close in August 2023
•	Second Quarter Net Income of $0.59 per Basic Common Share and Return on Average Assets of 0.88%
•	Deposit Balances, Excluding Brokered Funds, Increased $40.0 million or 3.2% in Second Quarter 2023
•	Non-performing Assets were 0.08% of Total Assets at June 30, 2023
•	Common Equity Tier 1 and Tangible Common Equity Ratio of 12.41% and 7.71%, Respectively, at June 30, 2023 [1]

Lakeville, Connecticut, July 26, 2023 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2023.

Net income available to common shareholders was $3.4 million, or $0.59 per basic common share, for the second quarter ended June 30, 2023 (second quarter 2023), compared with $3.0 million, or $0.52 per basic common share, for the first quarter ended March 30, 2023 (first quarter 2023), and $3.8 million, or $0.67 per basic common share, for the second quarter ended June 30, 2022 (second quarter 2022). Net income for second quarter 2023 included pre-tax costs of $393 thousand related to Salisbury’s pending merger with NBT Bancorp (“NBT Merger”) and a non-taxable gain of $311 thousand related to proceeds receivable from a bank-owned life insurance policy (“BOLI”) due to the death of a former covered employee.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “Our results for the second quarter reflected the challenging macroeconomic and banking environment. While deposit balances increased during the quarter, and the credit quality of our loan portfolio remained strong, higher interest rates compressed net interest margin and earnings. Although the operating environment is likely to remain challenging in the near term, we are excited to have received regulatory approval for our strategic merger into NBT Bancorp. We believe Salisbury shareholders will benefit from the additional scale and expanded suite of products and services offered by NBT. I am extremely proud of the employees of Salisbury Bank who have worked diligently over the years to provide outstanding service to our customers and to give back to our communities. I am also grateful to our many customers for allowing us to partner and grow with them. I am confident that our customers will experience the same level of service from NBT.”

Net Interest and Dividend Income

Tax equivalent net interest income of $9.5 million for the second quarter 2023 decreased $1.8 million, or 16.0%, versus first quarter 2023, and decreased $1.6 million, or 14.0%, versus second quarter 2022. Tax equivalent interest income of $15.6 million for second quarter 2023 increased $436 thousand, or 2.9%, versus first quarter 2023 and increased $3.6 million, or 30.5%, from second quarter 2022. The cost of interest-bearing liabilities of $6.0 million for second quarter 2023 increased $2.2 million, or 59.1%, from first quarter 2023 and increased $5.2 million, or 604.7%, from second quarter 2022.

Average earning assets of $1.50 billion for second quarter 2023 increased $5.1 million, or 0.3%, from first quarter 2023, and increased $106.9 million, or 7.7%, versus second quarter 2022. Average earning assets for second quarter 2023 included average PPP loan balances of $0.2 million, net of deferred fees, compared $8.8 million in second quarter 2022. Average total interest bearing liabilities of $1.05 billion for second quarter 2023 increased $26.3 million, or 2.6%, from first quarter 2023 and increased $111.2 million, or 11.8%, versus second quarter 2022. The increase in average total interest-bearing liabilities from the comparative periods primarily reflected higher customer deposits and brokered deposits, which Salisbury utilized to fund loan growth and to provide liquidity.

The tax equivalent net interest margin for second quarter 2023 was 2.50% compared with 2.99% for first quarter 2023 and 3.15% for second quarter 2022. Excluding PPP loans, the tax equivalent net interest margin for second quarter 2023 was 2.50% compared with 2.99% for first quarter 2023 and 3.10% for second quarter 2022. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on page 9 of this release for additional details.

Non-Interest Income

Non-interest income of $2.9 million for second quarter 2023 increased $241 thousand versus first quarter 2023 and decreased $363 thousand versus second quarter 2022. Non-interest income for second quarter 2023 included a pre-tax loss of $209 thousand on the sale of $8.2 million of purchased shared national credit commercial loans and a non-taxable gain of $311 thousand related to proceeds receivable from a BOLI due to the death of a former covered employee. Second quarter 2022 similarly included a non-recurring non-taxable BOLI gain of $89 thousand due to the death of former covered employee.

Trust and Wealth Advisory fees of $1.3 million for second quarter 2023 increased $177 thousand from first quarter 2023 and increased $37 thousand from second quarter 2022. The change in fee income versus the comparative quarters was primarily driven by estate fees and seasonal tax preparation fees. Assets under administration were $1.35 billion at June 30, 2023 compared with $1.29 billion at December 31, 2022 and $1.26 billion at June 30, 2022. Discretionary assets under administration of $638.1 million at June 30, 2023 compared with $561.1 million at December 31, 2022 and $546.5 million at June 30, 2022. The variance from the comparative quarters primarily reflected changes in market valuations. Non-discretionary assets under administration of $711.7 million at June 30, 2023 decreased from $728.9 million at December 31, 2022 and decreased from $714.7 million at June 30, 2022. The variance from the comparative periods primarily reflected changes in the valuation of certain partnership assets for an existing client relationship. The trust and wealth business records only a nominal annual fee on this relationship.

Service charges and fees of $1.25 million for second quarter 2023 increased $16 thousand from first quarter 2023 and decreased $472 thousand from second quarter 2022, which included non-recurring loan pre-payment fees of $425 thousand. The increase from first quarter 2023 primarily reflected higher interchange fees, which were partially offset by lower deposit and lending-related fees. The decrease from second quarter 2022 primarily reflected lower lending fees, which were partially offset by higher deposit and other fees.

________________________

[1] The tangible common equity ratio is a non-GAAP measure. Management considers this ratio to be an important measure of risk. Refer to page 8 of this document for the reconciliation of the components of this calculation to U.S. GAAP.

Non-Interest Expense

Non-interest expense of $8.8 million for second quarter 2023 decreased $350 thousand from first quarter 2023 and increased $244 thousand versus second quarter 2022. Non-interest expense for second quarter 2023 included costs of $393 thousand associated with the pending NBT merger compared with $385 thousand in first quarter 2023. Non-interest expense for first quarter 2023 also included a non-recurring charge of $158 thousand to write off fixed assets in the Red Oaks Mill, New York branch, which closed on April 30, 2023. Compensation expense of $4.9 million for second quarter 2023 decreased $332 thousand from first quarter 2023 and decreased $88 thousand versus second quarter 2022. The decrease from first quarter 2022 primarily reflected lower benefits expense and payroll taxes. The decrease from second quarter 2022 primarily reflected lower production and incentive accruals as well as lower benefits expense, which were partially offset by higher deferred compensation costs.

Excluding compensation expense, other non-interest expenses for second quarter 2023 decreased $18 thousand from first quarter 2023 and increased $332 thousand from second quarter 2022. The decrease from first quarter 2023 reflected the write-off of fixed assets associated with the Red Oaks Mill, New York branch closure in the prior quarter and lower professional fees, partially offset by higher technology and higher FDIC insurance costs. Similarly, the increase from second quarter 2022 primarily reflected higher technology and facilities related expenses and higher FDIC insurance costs, which were partially offset by lower marketing expenses and lower director fees.

The effective income tax rates for second quarter 2023, first quarter 2023 and second quarter 2022 were 12.7%, 20.0% and 15.3%, respectively. The lower tax rate in second quarter 2023 was primarily attributed to the non-taxable BOLI proceeds noted above and a release of $163 thousand of reserves to reflect Salisbury’s estimated tax liability at June 30, 2023.

Loans

Gross loans receivable of $1.25 billion for second quarter 2023 increased $2.4 million, or 0.2%, from first quarter 2023, and increased $103.7 million, or 9.0%, from second quarter 2022. New loan originations in second quarter 2023 were mostly offset by the sale of $8.2 million of shared national credit loans and the paydown of commercial credit lines. Residential 5+ multifamily gross loans receivable at June 30, 2023 and December 31, 2022 included a loan for approximately $16.0 million. At June 30, 2022 this loan, which had a gross balance of approximately $12.0 million, was reported in the commercial real estate category while the project was under construction. The ratio of gross loans to deposits for second quarter 2023 was 92.1% compared with 96.7% for first quarter 2023 and 87.3% for second quarter 2022. Balances by loan type for the comparative periods were as follows:

Loan Type ($ in thousands)	Q2 2023	Q1 2023	Q2 2022
Residential Real Estate (1-4 Family)	$494,362	$483,893	$444,698
Residential 5+ Multifamily	95,297	91,772	69,272
Commercial Real Estate	438,949	433,379	387,787
Commercial & Industrial ex PPP Loans	173,457	185,376	189,086
PPP Loans	201	226	2,894
Commercial & Industrial – Total	173,658	185,602	191,980
Farm Land	3,320	3,451	3,668
Vacant Land	15,019	14,601	15,397
Municipal	13,306	17,577	17,486
Consumer	18,178	19,491	18,155
Deferred Costs	980	875	1,018
Gross Loans Receivable	$1,253,069	$1,250,641	$1,149,461
Gross Loans Receivable ex PPP	$1,252,868	$1,250,415	$1,146,567

Asset Quality

Non-performing assets of $1.3 million, or 0.08% of total assets at June 30, 2023, decreased $1.3 million from $2.7 million, or 0.17% of total assets at December 31, 2022, and decreased $2.9 million from $4.2 million, or 0.28% of total assets, at June 30, 2022.

Accruing loans receivable 30-to-89 days past due of $0.7 million, or 0.06% of gross loans receivable, decreased $0.6 million from $1.3 million, or 0.11% of gross loans receivable at December 31, 2022, and decreased $0.3 million from $1.0 million, or 0.09% of gross loans receivable at June 30, 2022.

The allowance for credit losses for second quarter 2023 was $15.6 million compared with $16.0 million for first quarter 2023 and $13.7 million for second quarter 2022. The provision release for second quarter 2023 was $0.4 million compared with provision expenses of $0.9 million for first quarter 2023 and $1.1 million for second quarter 2022. The benefit for second quarter 2023 primarily reflected the release of reserves associated with the shared national credit commercial loans, which Salisbury sold during the quarter, and an improvement in the forecast of certain macro-economic factors, which underpin the Bank’s allowance for credit losses model. Net loan charge-offs were $47 thousand for the second quarter 2023 compared with $32 thousand for first quarter 2023 and $312 thousand for the second quarter 2022.

Reserve coverage, as measured by the ratio of the allowance for credit losses to gross loans, excluding PPP loans, was 1.24% for the second quarter 2023 versus 1.28% for first quarter 2023 and 1.20% for second quarter 2022. Similarly, reserve coverage, as measured by the ratio of the allowance for credit losses to non-performing loans was 1,178% for the second quarter 2023 versus 714% for first quarter 2023 and 324% for second quarter 2022.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits, Borrowings and Liquidity

Total deposits of $1.36 billion at June 30, 2023 increased $1.6 million, or 0.1%, from December 31, 2022 and increased $43.4 million, or 3.3%, from June 30, 2022. Salisbury accumulates deposits from a diverse customer base. At June 30, 2023, the composition of Salisbury’s deposit balances was as follows: retail: 42%; commercial: 39%; municipalities: 8%; brokered funds: 6%; Wealth Advisory: 5%; and educational institutions: 1%. At June 30, 2023, the balance of Salisbury’s deposits that were not insured by the FDIC or not collateralized by marketable securities owned by Salisbury was approximately $340 million, or 25%, of total deposits.

At June 30, 2023, Salisbury had outstanding brokered deposits balances of $80.1 million compared with balances of $45.0 million at December 31, 2022 and $35.0 million at June 30, 2022. Brokered deposits are included in the certificates of deposit balances on Salisbury’s consolidated balance sheet. Management utilizes brokered deposits to fund loan growth and as a source of liquidity. Excluding brokered funds, Salisbury’s deposits increased $40.0 million, or 3.2%, from first quarter 2023. Average total deposits were $1.4 billion for second quarter 2023 and first quarter 2023 compared with $1.3 billion for second quarter 2022. Average total deposits for second quarter 2023 included average brokered deposits of $75.0 million compared with $47.9 million for first quarter 2023 and $18.0 million for second quarter 2022.

Salisbury has access to various sources of liquidity, including the FHLBB and the Federal Reserve Bank. Salisbury had $20.0 million of outstanding advances from FHLBB at June 30, 2023 compared with $10.0 million at December 31, 2022. Salisbury did not have any outstanding advances from FHLBB at June 30, 2022. Salisbury’s excess borrowing capacity at FHLBB was approximately $218 million at June 30, 2023. Additionally, at June 30, 2023, Salisbury had approximately $76 million of eligible collateral that could be posted to the Federal Reserve to secure funds under the Bank Term Funding Program. Salisbury has not borrowed funds under this program.

Capital

Shareholders’ equity increased $0.7 million in second quarter to $133.1 million at June 30, 2023 as net income of $3.4 million and other activity of $0.2 million, were partially offset by unrealized losses, net of taxes, in the available-for-sale securities (“AFS”) portfolio of $2.0 million, and common stock dividends paid of $0.9 million. The unrealized losses, net of taxes, in the AFS portfolio were $20.0 million at June 30, 2023. Book value per common share of $22.91 at June 30, 2023 increased $0.12 from first quarter 2023 and increased $0.90 from second quarter 2022. Tangible book value per common share of $20.51 at June 30, 2023 increased $0.13 from first quarter 2023 and increased $0.94 from second quarter 2022. At June 30, 2023, the Bank’s tangible common equity ratio, which included the unrealized losses in the AFS portfolio noted above, was 7.71%.

The Bank's regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2023, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 10.15%, 13.66%, and 12.41%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively. The unrealized losses in the AFS portfolio noted above do not affect the Bank’s regulatory capital ratios.

Dividend on Common Shares

Presuming the NBT Merger is consummated by such time, Salisbury shareholders will receive a quarterly cash dividend, which will be paid by NBT, on September 15, 2023 to shareholders of record as of September 1, 2023.

Other Matters

In July 2022, Salisbury management discovered that the Bank’s trust department terminated a trust account in May 2020 and distributed approximately $1.0 million that should have been retained in continuance of the trust account. In March 2023, Salisbury filed an amended complaint against the beneficiaries to recover the distributed proceeds and to reinstate the trust account. Management believes that Salisbury’s exposure could possibly range from approximately $0.0 million to $0.4 million depending upon the amount the beneficiaries contribute toward the reinstatement of the trust and potential insurance coverage.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, and Poughkeepsie, New York. The Bank offers a broad spectrum of consumer and business banking products and services, as well as trust and wealth advisory services. For more information, please visit www.salisburybank.com.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended June 30, 2023, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under About Us/Shareholder Relations/News & Market Information/Presentations.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	June 30, 2023	December 31, 2022
ASSETS
Cash and due from banks	$7,855	$5,864
Interest bearing demand deposits with other banks	46,202	44,675
Total cash and cash equivalents	54,057	50,539
Securities
Available-for-sale at fair value	177,477	187,410
Mutual funds at fair value	2,020	1,933
Federal Home Loan Bank of Boston stock at cost	1,488	1,285
Loans receivable, net (allowance for credit losses: $15,558 and $14,846)	1,237,511	1,213,671
Bank premises and equipment, net	21,268	22,148
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,727 and $5,654)	154	227
Accrued interest receivable	6,546	6,797
Cash surrender value of life insurance policies	30,248	30,379
Deferred taxes	8,631	8,492
Other assets	5,121	4,886
Total Assets	$1,558,336	$1,541,582
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$353,794	$395,994
Demand (interest bearing)	219,483	231,486
Money market	361,004	343,965
Savings and other	218,339	233,578
Certificates of deposit	207,330	153,370
Total deposits	1,359,950	1,358,393
Repurchase agreements	7,492	7,228
Federal Home Loan Bank of Boston advances	20,000	10,000
Subordinated debt	24,559	24,531
Note payable	106	128
Finance lease obligations	4,189	4,262
Accrued interest and other liabilities	8,975	8,685
Total Liabilities	1,425,271	1,413,227
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 10,000,000;
Issued: 5,807,119 and 5,798,816
Outstanding: 5,807,119 and 5,798,816	581	580
Unearned compensation – restricted stock awards	(779)	(1,144)
Paid-in capital	47,443	47,466
Retained earnings	105,846	102,178
Accumulated other comprehensive loss, net	(20,026)	(20,725)
Total Shareholders' Equity	133,065	128,355
Total Liabilities and Shareholders' Equity	$1,558,336	$1,541,582

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three months ended		Six months ended
Periods ended June 30, (in thousands, except per share amounts)	2023	2022	2023	2022
Interest and dividend income
Interest and fees on loans	$13,604	$10,576	$26,853	$20,740
Interest on debt securities
Taxable	1,033	859	2,102	1,583
Tax exempt	183	187	396	362
Other interest and dividends	561	107	954	164
Total interest and dividend income	15,381	11,729	30,305	22,849
Interest expense
Deposits	5,296	577	8,114	1,055
Repurchase agreements	25	4	41	6
Finance lease	40	41	79	82
Note payable	2	2	4	5
Subordinated debt	233	233	466	466
Federal Home Loan Bank of Boston advances	444	—	1,131	55
Total interest expense	6,040	857	9,835	1,669
Net interest and dividend income	9,341	10,872	20,470	21,180
(Release) provision for credit losses	(403)	1,100	521	1,463
Net interest and dividend income after provision (release) for credit losses	9,744	9,772	19,949	19,717
Non-interest income
Trust and wealth advisory	1,330	1,293	2,483	2,533
Service charges and fees	1,251	1,723	2,485	2,861
Mortgage banking activities, net	(151)	77	(92)	432
(Losses) gains on mutual fund	(14)	(30)	5	(72)
(Losses) gains on securities, net	(15)	(45)	(15)	165
Bank-owned life insurance (“BOLI”) income	196	163	388	325
Gain on bank-owned life insurance	311	89	311	89
Other	26	27	60	57
Total non-interest income	2,934	3,297	5,625	6,390
Non-interest expense
Salaries	3,625	3,657	7,346	7,135
Employee benefits	1,232	1,288	2,700	2,565
Premises and equipment	1,078	973	2,183	2,086
Loss on write-down and sale of assets	—	—	158	—
Information processing and services	949	702	1,781	1,387
Professional fees	850	821	1,795	1,609
Collections, OREO, and loan related	29	116	100	232
FDIC insurance	248	122	346	293
Marketing and community support	187	262	314	447
Amortization of intangibles	34	50	73	104
Other	544	541	1,106	1,328
Total non-interest expense	8,776	8,532	17,902	17,186
Income before income taxes	3,902	4,537	7,672	8,921
Income tax provision	497	692	1,249	1,507
Net income	$3,405	$3,845	$6,423	$7,414
Net income available to common shareholders	$3,354	$3,772	$6.322	$7,280

Basic earnings per common share	$0.59	$0.67	$1.11	$1.29
Diluted earnings per common share	$0.59	$0.66	$1.10	$1.28
Common dividends per share	$0.16	$0.16	$0.32	$0.32

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended (in thousands, except per share amounts and ratios)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Total assets	$1,558,336	$1,565,334	$1,541,582	$1,512,138	$1,496,521
Loans receivable, net	1,237,511	1,234,632	1,213,671	1,176,493	1,135,758
Total securities	180,985	194,696	190,628	192,530	205,727
Deposits	1,359,950	1,293,042	1,358,393	1,325,204	1,316,539
FHLBB advances	20,000	100,000	10,000	20,000	—
Shareholders’ equity	133,065	132,355	128,355	123,160	127,303
Wealth assets under administration	1,349,827	1,301,162	1,289,918	1,232,272	1,261,244
Discretionary wealth assets under administration	638,103	588,414	561,050	522,109	546,506
Non-discretionary wealth assets under administration	711,724	712,748	728,868	710,163	714,738
Non-performing loans	1,321	2,241	2,663	1,860	4,229
Non-performing assets	1,321	2,241	2,663	1,860	4,229
Accruing loans past due 30-89 days	690	2,234	1,309	390	1,001
Net interest and dividend income	9,341	11,127	12,015	11,844	10,872
Net interest and dividend income, tax equivalent (1)	9,510	11,318	12,221	12,054	11,061
(Release) provision for credit losses	(403)	924	525	695	1,100
Non-interest income	2,934	2,693	2,618	2,693	3,297
Non-interest expense	8,776	9,126	8,947	8,512	8,532
Income before income taxes	3,902	3,770	5,161	5,330	4,537
Income tax provision	497	752	1,037	994	692
Net income	3,405	3,018	4,124	4,336	3,845
Net income allocated to common shareholders	3,354	2,968	4,055	4,264	3,772

Per share data
Basic earnings per common share	$0.59	$0.52	$0.71	$0.75	$0.67
Diluted earnings per common share	0.59	0.52	0.71	0.75	0.66
Dividends per common share	0.16	0.16	0.16	0.16	0.16
Book value per common share	22.91	22.79	22.13	21.29	22.01
Tangible book value per common share - Non-GAAP (2)	20.51	20.38	19.71	18.86	19.57
Common shares outstanding at end of period (in thousands)	5,807	5,808	5,799	5,784	5,784
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	5,721	5,702	5,688	5,687	5,666
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	5,733	5,714	5,710	5,713	5,699

Profitability ratios
Net interest margin (tax equivalent) (1)	2.50%	2.99%	3.28%	3.27%	3.15%
Efficiency ratio (2)	67.48	61.07	56.66	57.38	59.49
Effective income tax rate	12.73	19.95	20.10	18.65	15.25
Return on average assets	0.88	0.79	1.07	1.13	1.06
Return on average common shareholders’ equity	10.24	9.36	13.05	13.23	11.98

Credit quality ratios
Non-performing loans to loans receivable, gross	0.11%	0.18%	0.22%	0.16%	0.37%
Accruing loans past due 30-89 days to loans receivable, gross	0.06	0.18	0.11	0.03	0.09
Allowance for credit losses to loans receivable, gross	1.24	1.28	1.21	1.20	1.19
Allowance for credit losses to non-performing loans	1,177.8	714.4	557.5	770.6	324.0
Non-performing assets to total assets	0.08	0.14	0.17	0.12	0.28

Capital ratios
Common shareholders' equity to assets	8.54%	8.35%	8.33%	8.14%	8.51%
Tangible common shareholders' equity to tangible assets - Non-GAAP (2)	7.71	7.63	7.48	7.28	7.63
Tier 1 leverage capital (3)	10.15	9.98	9.99	9.83	10.04
Total risk-based capital (3)	13.66	13.41	13.43	13.24	13.28
Common equity tier 1 capital (3)	12.41	12.16	12.24	12.07	12.13

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended (in thousands, except per share amounts and ratios)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Common Shareholders' Equity	$133,065	$132,355	$128,355	$123,160	$127,303
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(154)	(188)	(227)	(269)	(314)
Tangible Common Shareholders' Equity	$119,096	$118,352	$114,313	$109,076	$113,174
Total Assets	$1,558,336	$1,565,334	$1,541,582	$1,512,138	$1,496,521
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(154)	(188)	(227)	(269)	(314)
Tangible Total Assets	$1,544,367	$1,551,330	$1,527,540	$1,498,054	$1,482,392
Common Shares outstanding (in thousands)	5,807	5,808	5,799	5,784	5,784

Book value per Common Share – GAAP	$22.91	$22.79	$22.13	$21.29	$22.01
Tangible book value per Common Share - Non-GAAP	20.51	20.38	19.71	18.86	19.57
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	7.71%	7.63%	7.48%	7.28%	7.63%
Consolidated:
Non-interest expense	$8,776	$9,126	$8,947	$8,512	$8,532
Amortization of core deposit intangibles	(34)	(39)	(42)	(46)	(50)
OREO recovery	—	—	—	15	—
Merger-related costs	(393)	(385)	(497)	—	—
Fixed asset write-off	—	(158)	—	—	—
Fraud-related recovery	—	—	—	—	50
Adjusted non-interest expense	$8,349	$8,544	$8,408	$8,481	$8,532
Net interest and dividend income, tax equivalent	$9,511	$11,318	$12,221	$12,054	$11,061
Non-interest income	2,934	2,693	2,618	2,693	3,297
Losses (gains) on securities	29	(20)	1	47	75
BOLI proceeds receivable	(311)	—	—	—	(89)
Loss (gains) on sale of loans	209	—	—	(15)	—
Adjusted revenue	$12,372	$13,991	$14,840	$14,779	$14,344
Efficiency Ratio – Non-GAAP (1)	67.48%	61.07%	56.66%	57.38%	59.49%

(1) Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q2: 2023: 66.19%; Q1 2023: 59.08%; Q4 2022: 54.64%; Q3 2022: 55.28%; Q2 2022: 57.21%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

At or for the quarters ended	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	Q2 2023	Q1 2023	Q2 2022	Q2 2023	Q1 2023	Q2 2022	Q2 2023	Q1 2023	Q2 2022
Loans (a)(d)	$1,241,813	$1,236,778	$1,112,120	$13,709	$13,367	$10,693	4.38%	4.29%	3.81%
Securities (c)(d)	207,885	214,246	225,458	1,279	1,353	1,117	2.46	2.53	1.98
FHLBB stock	2,771	3,436	1,221	64	19	10	9.21	2.29	3.20
Short term funds (b)	47,733	40,689	54,553	498	375	98	4.18	3.72	0.73
Total interest-earning assets	1,500,202	1,495,149	1,393,352	15,550	15,114	11,918	4.12	4.02	3.40
Other assets	53,758	55,022	61,790
Total assets	$1,553,960	$1,550,171	$1,455,142
Interest-bearing demand deposits	$215,746	$223,742	$229,625	158	119	108	0.29	0.22	0.19
Money market accounts	342,555	320,015	299,870	2,786	1,270	156	3.26	1.61	0.21
Savings and other	228,031	232,162	236,728	727	402	97	1.28	0.70	0.16
Certificates of deposit	196,416	161,300	137,034	1,625	1,027	216	3.32	2.58	0.63
Total interest-bearing deposits	982,748	937,219	903,257	5,296	2,818	577	2.16	1.22	0.26
Repurchase agreements	5,101	3,961	10,216	25	16	4	1.98	1.65	0.15
Finance lease	5,354	5,397	5,283	40	40	41	2.96	2.96	3.09
Note payable	110	121	153	2	2	2	6.19	6.17	6.13
Subordinated debt (f)	24,551	24,536	24,494	233	233	233	3.80	3.80	3.80
FHLBB advances	36,758	57,056	—	444	687	—	4.78	4.82	—
Total interest-bearing liabilities	1,054,622	1,028,290	943,403	6,040	3,796	857	2.29	1.49	0.36
Demand deposits	357,690	382,601	376,694
Other liabilities	8,268	8,427	6,258
Shareholders’ equity	133,380	130,853	128,787
Total liabilities & shareholders’ equity	$1,553,960	$1,550,171	$1,455,142
Net interest income				$9,510	$11,318	$11,061
Spread on interest-bearing funds							1.85	2.54	3.03
Net interest margin (e)							2.50	2.99	3.15
(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income benefit of $0.2 million, $0.2 million and $0.2 million, respectively, for Q2 2023, Q1 2023 and Q2 2022 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2023 and 2022.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

Six months ended June 30,	Average Balance		Income / Expense		Average Yield / Rate
(dollars in thousands)	2023	2022	2023	2022	2023	2022
Loans (a)(d)	$1,239,309	$1,095,955	$27,075	$20,971	4.34%	3.80%
Securities (c)(d)	211,048	216,847	2,632	2,079	2.49	1.92
FHLBB stock	3,101	1,327	83	17	5.40	2.58
Short term funds (b)	44,231	88,813	872	146	3.97	0.33
Total earning assets	1,497,689	1,402,942	30,662	23,213	4.07	3.29
Other assets	54,386	68,256
Total assets	$1,552,075	$1,471,198
Interest-bearing demand deposits	$219,722	$231,037	277	207	0.25	0.18
Money market accounts	331,348	310,475	4,056	283	2.47	0.18
Savings and other	230,085	234,920	1,129	160	0.99	0.14
Certificates of deposit	178,954	134,063	2,652	405	2.99	0.61
Total interest-bearing deposits	960,109	910,495	8,114	1,055	1.70	0.23
Repurchase agreements	4,533	8,689	41	6	1.84	0.15
Finance lease	5,376	5,190	79	82	2.96	3.16
Note payable	115	158	4	5	6.19	6.13
Subordinated Debt (f)	24,545	24,488	466	466	3.80	3.81
FHLBB advances	46,851	1,479	1,131	55	4.80	7.46
Total interest-bearing liabilities	1,041,529	950,499	9,835	1,669	1.90	0.35
Demand deposits	370,057	381,731
Other liabilities	8,366	6,675
Shareholders’ equity	132,123	132,293
Total liabilities & shareholders’ equity	$1,552,075	$1,471,198
Net interest income			$20,827	$21,544
Spread on interest-bearing funds					2.20	2.94
Net interest margin (e)					2.75	3.05

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $0.4 million and $0.4 million, respectively for 2023 and 2022 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2023 and 2022.
(e)	Net interest income divided by average interest-earning assets.

(f)	Net of issuance costs.